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                                                                    EXHIBIT 99.2

                               [LASON LETTERHEAD]

LASON APPOINTS JOHN R. MESSINGER PRESIDENT AND CHIEF OPERATING OFFICER

TROY, Mich. (January 14, 1999) - Lason, Inc. (Nasdaq NM: LSON) today announced the appointment of John R. Messinger as President and Chief Operating Officer Gary L. Monroe, currently Chairman of the Board, President and Chief Executive Officer, will remain as Chairman of the Board and Chief Executive Officer. "Lason is approaching one-half billion dollars in annual revenues with strong momentum, and we have spent a tremendous amount of time over the last two years building a world-class management team," said Monroe. "Having this team in place is important as we increase our focus on strategic alliances, targeted acquisitions and international capabilities. John Messinger has demonstrated his abilities to aggressively manage our operations. Since Lason acquired John's company in 1997, he has focused his substantial energies on growing our business and on integrating our service capabilities. As we continue to build Lason into the leading information management company, having a single, focused operation will accelerate our progress in meeting our customers' broader information management needs." Mr. Messinger, 41, has served as Executive Vice President of Lason and President of its Imaging Services Group, which represents approximately 70% of Lason's business, since July 1997. Prior to joining Lason, Mr. Messinger was President and Director of Imaging Conversion Systems, Inc., a company he co-founded through a management buy-out. In a related appointment, Cary W. Newman is named Executive President - Business Development. He formerly served as Executive Vice President of Lason and President of the Business Communications Group. In his new position, Mr. Newman will continue to report to Mr. Monroe and will manage various Lason growth and acquisition initiatives. The Business Communications Group will report to Mr. Messinger. "Cary Newman has played a critical role in helping to build our company. He has made significant contributions in our imaging and output processing business units. Cary's breadth of solid experiences makes him uniquely qualified for this important role," concluded Mr. Monroe. Lason is a leading provided of integrated information management services for image and data capture, data management and output processing. Since its founding in 1985, Lason has grown to employ over 6,500 people with operations in 26 states, Canada, Mexico, India and the Caribbean, and serve over 4,400 customers. The Company currently has over 70 multifunctional imaging centers and operates over 90 facility management sites located on customers' premises.

The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, developments by competitors, assimilation of acquisitions, entry of new competitors, changes in the business services outsourcing industry, and other risks detailed in the Company's prospectus dated August 19, 1998, and other filings with the Securities and Exchange Commission.